Exhibit 99.1

American Assets Trust, Inc. Acquires “One Beach Street” Office Building in San Francisco

Company Release - January 24, 2012

SAN DIEGO -American Assets Trust, Inc. (NYSE:AAT) (the “Company”) has completed the acquisition of “One Beach Street,” a 3-story, approximately 97,000 square foot renovated historic office building located along the Embarcadero in San Francisco’s North Waterfront District. The purchase price was approximately $36.5 million, which was paid with cash on hand.

One Beach Street’s location provides tenants on each floor with stunning views of the San Francisco Bay, Alcatraz and the boat marina at Pier 39, and is within walking distance to numerous restaurants, shops and entertainment. One Beach Street offers tenants convenient regional access via the Embarcadero to nearby Interstate 80 and U.S. Highway 101 and numerous public transportation options. One Beach Street is 100% leased to three widely recognized tenants.

One Beach Street is the Company’s third office building in the San Francisco market. “We are proud to add One Beach Street to our portfolio of first-class, irreplaceable San Francisco properties, including The Landmark at One Market and 160 King Street,” said John W. Chamberlain, the Company’s President and Chief Executive Officer.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and develops high quality retail and office properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon and Hawaii. The Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.3 million square feet. In addition the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. The Company has elected, or will elect, to be taxed and intends to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes. For additional information, visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K filed on March 30, 2011 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607